Exhibit 4.3

Overseas Central Warehouse Service Agreement

This Agreement is entered into by and between the following parties:

1.  Hangzhou Cainiao Supply Chain Management Co., Ltd., a company established under the laws of the People’s Republic of China, with its registered address at Room V424, No. 501 Fengxin Road, Yuhang Street, Yuhang District, Hangzhou City, Zhejiang Province, China (hereinafter referred to as “Party A” or “Cainiao”), and

2.  Joint Cross Border Logistics Company Limited, a company established under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, with its registered address at Unit B1, 5/F, Well Town Industrial Building, 13 Ko Fai Road, Yau Tong, Hong Kong (hereinafter referred to as “Party B” or the “Logistics Provider” or “CP”).

Party A and Party B are hereinafter individually referred to as a “Party” and collectively as the “Parties.”

Whereas:

1.  The Parties will cooperate on Party A’s procurement of international logistics services from Party B. Specifically, merchants purchase supply chain management solutions from Party A, and Party A places specific service orders with the service providers involved in such supply chain management solutions;

2.  Party B possesses the relevant certificates and qualifications required by the laws of China and/or the country/region where the services are provided, to offer information technology services, international logistics services, and other logistics-related value-added service resources (hereinafter collectively referred to as “Overseas Central Warehouse Services”);

3. Party A intends to procure Overseas Central Warehouse Services from Party B.

Pursuant to relevant laws and regulations, and through friendly negotiation between Party A and Party B, the Parties have entered into this Agreement concerning Party B’s provision of Overseas Central Warehouse Services.

Article 1: Definitions

1.  Sales Packaging: The original packaging from the manufacturer, excluding any secondary packaging by the merchant or Cainiao.

2.  Major Promotional Events: Refers to promotional activities such as the New Year Festival, Spring Festival Shopping Spree, March 8th, June 18th, August 8th, September 9th, October 10th, November 11th, December 12th, etc., as specifically confirmed by Party A.

Article 2: Scope of Cooperation

The scope of this Agreement is Party B’s strict compliance with the terms and conditions stipulated herein to provide the agreed Overseas Central Warehouse Services and other value-added services to Party A, and to collect service fees from Party A in accordance with the fee standards and payment methods agreed with Party A.

Article 3: Rights and Obligations under the Agreement

1. Rights and Obligations of Party A:

1.  If Party B fails to guarantee stable system operation according to standards or fails to cooperate promptly in case of issues, or cannot arrange resource development/upgrades for Party B’s proprietary systems according to Party A’s business development needs, affecting the normal conduct of business, and fails to improve after receiving a written rectification notice from Party A, Party A has the right to charge Party B a liquidated damages of                 per occurrence. Party A has the right to deduct the aforesaid liquidated damages directly from Party B’s logistics service fees.

2.  Party A has the right to conduct regular assessments and real-time supervision of Party B’s Overseas Central Warehouse Services and other value-added services. Based on the assessment and supervision results, if Party A believes Party B has failed to meet the agreed service standards, Party A has the right to handle it according to the liability for breach of contract stipulated in the relevant appendices. If Party B still fails to improve within the time limit specified by Party A, Party A has the right to notify Party B to terminate this Agreement without assuming any liability.

3.  Party A has the right to require Party B to use the settlement system provided by Party A for online settlement services.

4.  Party A has the right to require Party B to prepare corresponding systems, business processes, and staffing in accordance with Party A’s business plans.

2. Rights and Obligations of Party B:

1. Party B undertakes to comply with the rules formulated and published by Party A.

2.  After providing the services stipulated in this Agreement for Party A, Party B has the right to charge service fees from Party A according to the Service Item Quotation Sheet and to provide Party A with legally valid invoices.

3.  If Party B subcontracts part of the services under this Agreement to other service providers, Party B shall ensure that such service providers possess the necessary qualifications or permits required by law and that their service processes and commitments comply with the requirements of this Agreement. Party B shall be liable for any breach of contract or service defects by such service providers.

4.  Party B shall be able to complete the design, development, deployment, and operation and maintenance of IT system interfaces according to Party A’s technical interface specifications (to be provided by Party A specifically) and ensure the stable operation of the systems. If Party B fails to complete the interfacing within the time required by Party A, Party A has the right to terminate this Agreement without assuming any liability.

5. Party B’s system stability shall reach           , and the total annual service interruption time caused by system reasons shall not exceed         hours.

6. When conducting routine system maintenance, Party B shall notify Party A in writing      working days in advance. With Party A’s permission, such maintenance shall not be counted towards the cumulative service interruption time. System upgrade times must be between                     the following day. Improvements and optimizations to system interfaces shall not affect the stable operation of Cainiao’s systems. For special circumstances requiring system maintenance that affects system interfaces, Party B shall notify Party A by phone promptly and submit a written report to Party A within 8 hours.

7. Party B’s systems must support stable          -hour operation. During working hours, Party B must have the capability to respond to system faults within       hour and provide solutions within 3 hours.

8.  Party B must provide year-round, uninterrupted services. If operations need to be suspended on statutory holidays, Party B must notify Party A one month in advance and may only suspend operations after receiving written consent from Party A.

9.  Party A has the right to inquire about the status of goods, and Party B shall actively cooperate. Party B shall be responsible for responding to Party A’s inquiries regarding the delivery status and timing of goods. Party B shall provide accurate responses to Party A within       hours of receiving an inquiry.

10.  Party B shall not be liable for physical or chemical changes to the shipment caused by the inherent characteristics of the goods while the goods are under Party B’s service.

11.  Regardless of the reason for termination or early termination of this Agreement, Party B is obligated to cooperate with Party A in related handover procedures, including the handover of system data, completing the delivery of goods currently stored with Party B, or returning them to Party A.

12.  Party B shall properly retain package data (including but not limited to package dimensions, weight, etc.) for no less than six months, and Party A has the right to trace this data.

13.  Party B is obligated to cooperate with Party A in optimizing warehouse-to-courier handover, in-warehouse automated operations, etc., and shall allocate appropriate and sufficient manpower, equipment, and other resources to assist Party A in achieving operational optimization upon Party A’s request.

14.  Party B shall provide thermal label paper and printing consumables that meet Party A’s specifications as required by Party A.

Article 4: Party B’s Service Commitments

(1) Qualifications and Licenses

1.  Party B hereby represents and warrants that it has the authority to enter into this Agreement and has obtained all necessary qualifications and licenses required to perform this Agreement. Party B’s performance of this Agreement will not violate any contractual terms, obligations, laws, regulations, or decrees binding on either Party. Party B possesses all necessary rights and authorizations, has taken all actions required by applicable law, and has obtained all necessary approvals and consents to execute this Agreement and provide the services hereunder.

2.  For the services provided under this Agreement, Party B shall submit the following documents as required by Party A:

1. Business license certificates, other qualification certificates that Party B should possess for providing the logistics services mentioned in the appendices, and certificates of use for facilities and equipment required for providing the logistics services;

2. Other information Party A deems necessary for verification.

(2) Party B’s Service Resources

Party B must equip itself with sufficient personnel and equipment to handle orders for the Overseas Central Warehouse Services it undertakes.

1. Staffing

Party B designates the following responsible contacts. The contacts must be reachable 24 hours a day. If the responsible contacts need to be changed during the cooperation, Party B shall notify Party A 3 working days in advance.

Position Contact Person

Overall Project Coordinator

Customer Service Interface Person

IT System Technical Interface Person

Daily Operations Interface Person

Marketing Management & Promotion Interface Person

Settlement Interface Person

Party B shall provide a dedicated customer service team, available online daily from                              Beijing Time. Party B shall designate a call center and dedicated personnel to handle customer inquiries, including but not limited to system failures, abnormal tracking information, complaints, and claims.

Party B warrants that its disclosure of personal information of responsible persons, contacts, etc., to Party A has obtained the informed consent of such individuals.

2. Equipment and Other Resource Allocation

Party B must possess sufficient computing capacity and stable hardware and software systems to ensure the stability of IT system interfaces.

Party B must possess the necessary premises required for Overseas Central Warehouse Services located in the country/region where the services are provided and shall maintain the legal right to use such premises throughout the term of this Agreement.

(3) Party B’s Commitments

1. Party B hereby unconditionally and irrevocably undertakes that any communication with merchants shall be subject to Party A’s consent or prior notification to Party A. If a merchant requests to visit Party B in any form, Party B shall obtain prior written confirmation from Cainiao’s Key Account team and shall not unilaterally confirm or receive the merchant by itself. If Party A confirms that Party B has failed to comply with the foregoing commitment: for the first violation, Party B shall pay Party A                   as liquidated damages; for the second violation, Party B shall pay Party A                 as liquidated damages; for the third violation, Party B shall pay Party A                  as liquidated damages, and so on, increasing incrementally. In addition to the liquidated damages, Party A has the right, after Party B’s first violation of the commitment, to reduce Party B’s business volume accordingly or even unilaterally terminate this Agreement immediately.

(4) Service Capability

1.  Party B unconditionally and irrevocably acknowledges and accepts the Tmall Global Logistics Service Provider Certification Standard Overall Principles (hereinafter referred to as the “Principles”) published in the Tmall Global Rules Center, and undertakes that it meets and will continue to meet the access standards stipulated in the Principles, and agrees to accept supervision by Tmall Global and its designees from time to time.

2.  Party B unconditionally and irrevocably agrees and undertakes that it will comply with the administrative rules (if any) issued by Tmall Global and its designees from time to time during subsequent tenders/procurement processes (if any).

3.  Party B hereby unconditionally and irrevocably undertakes that if it fails to comply with any provision of the Principles (including but not limited to access standards), the non-breaching Party has the right to terminate this Agreement at any time as it deems fit.

Article 5: Fees and Payment

(1) Service Fees

1.  The Parties agree to calculate the logistics service fees in accordance with the Service Item Quotation Sheet attached hereto as an Appendix. Party B must promptly provide the service status to Party A upon completion of the specific order service and provide the billing parameters, value-added service fees, and supporting documents for value-added fees to Party A within 30 days after the service status reaches the order completion milestone agreed in the Service Item Quotation Sheet. If not returned within the prescribed time limit, Party A shall deem that Party B has waived the fees for such order and will not settle them.

2.  The Parties agree to settle and pay based on the effective price corresponding to the logistics order creation time. The logistics service fee for the order will be included in the invoice after the system status of Party A reaches the billing milestone stipulated in the Service Item Quotation Sheet. Monthly bill consolidation shall be based on the billing milestone time.

3.  Party B may only charge Party A fees based on the fee items and fee standards agreed in the Service Item Quotation Sheet and shall not charge any fees directly from the merchant without Party A’s prior written consent. If Party A discovers or a merchant complains that Party B has done so, Party B shall return the already charged fees to the merchant and pay liquidated damages equal to 10 times the amount charged. Party A also has the right to immediately terminate this Agreement and deduct such liquidated damages from any unsettled funds.

4. Settlement Method.

(1)  The Parties agree to settle logistics service fees on a monthly basis. The fee attribution month shall be based on the billing milestone time. Party B shall generate a summary bill according to the calendar month for settlement.

(2)  After all fees payable by Party A according to the Service Item Quotation Sheet have been verified and found correct according to this Agreement, Party A shall initiate a notice for invoicing to Party B. Party B shall issue a compliant VAT special invoice within 5 working days and deliver it to Party A (the time of invoice receipt shall be subject to the time shown as signed in Party A’s settlement system). The amount on the invoice issued by Party B shall be the net amount of the service fee amount on the bill minus service compensation (including but not limited to compensation related to service quality, timeliness, attitude, etc.), but shall not deduct goods compensation (including but not limited to compensation related to lost goods, damaged goods, inventory discrepancies, etc.). For goods value compensation, Party B may contact Party A to issue a corresponding receipt if necessary. Goods value compensation refers to compensation after damage or loss of goods; service compensation refers to service discounts given for failure to meet service quality standards. Party A shall make payment within        working days after receiving Party B’s compliant invoice and account confirmation letter, or by the          of the second month following the end of the billing period, whichever is later, but on the first Cainiao payment operation day thereafter. If this falls on a Chinese holiday or a non-Cainiao payment operation day, the payment date shall be postponed. Party A shall not be liable for settlement delays caused by Party B’s reasons (including but not limited to failing to provide legal invoices promptly).

Cainiao Payment Operation Day: For payments within Mainland China, these are Mondays, Wednesdays, and Fridays of each week. For payments from Mainland China to locations outside Mainland China, these are Tuesdays and Thursdays of each week. Furthermore, payment operation days shall be working days excluding the first working day and the last three working days of each month. If the last day of the payment period is not a Cainiao payment operation day, it shall be postponed to the next Cainiao payment operation day.

(3)  If the billing currency and the payment currency differ, the exchange rate for converting the quoted currency into the payment currency shall be: the exchange rate stated on Cainiao’s invoice, which is calculated based on the Alipay exchange rate (selling rate for foreign currency to RMB, or buying rate for RMB to foreign currency) at 10:00 AM Beijing Time on the corresponding settlement date for that Cainiao invoice (“Bill Exchange Rate Date”). If Alipay does not provide the exchange rate for the specific currency pair, the exchange rate shall be calculated based on the Bloomberg exchange rate (selling rate for foreign currency to RMB, or buying rate for RMB to foreign currency). If a Chinese or overseas holiday results in no corresponding exchange rate on the Bill Exchange Rate Date, the exchange rate from the day preceding the holiday shall be used. The Alipay exchange rate is provided by Alipay in accordance with its exchange rate rules (at the time of signing this Agreement, according to Alipay’s rules, Alipay formulates its rates based on those of designated Chinese domestic banks, including but not limited to Industrial and Commercial Bank of China, China CITIC Bank, Bank of China, Agricultural Bank of China, China Construction Bank, and Bank of Communications).

(4)  If Party B’s invoice is a VAT invoice, it shall normally be a VAT special invoice. Successful verification of the invoice is one of the prerequisites for payment. If, during tax authority inspections, Party B’s provided invoices are found to be non-compliant, Party B shall immediately cooperate with Party A to re-issue compliant invoices upon notification from Party A. If Party B cannot re-issue compliant invoices and this causes losses to Party A, Party B shall pay Party A liquidated damages equal to 30% of the amount of the non-compliant invoices and compensate Party A for all losses incurred as a result.

(5) Party B’s Payment Account Details:

Beneficiary Bank:

Beneficiary: J

Beneficiary Address:

Beneficiary Account Number:

SWIFT CODE:

Bank Country:

Bank Code:

Branch Code:

5.  Party A has the right to withhold relevant taxes in accordance with the requirements of Chinese tax laws before paying service fees to Party B.

6.  The Parties agree that any bank charges incurred during the payment of logistics fees by Cainiao shall be shared (“SHA”).

7.  If the Logistics Provider is registered outside Mainland China, and there is a bilateral tax treaty or arrangement (the “Bilateral Tax Treaty”) between its country/region of registration (the “Logistics Provider Registration Country”) and the People’s Republic of China, the Logistics Provider shall, as required by Cainiao, provide the Information Reporting Form for Non-resident Taxpayers Claiming Treaty Benefits signed by an authorized signatory, to assist Cainiao in applying to the tax authorities in Cainiao’s registration location for the preferential filing under the Bilateral Tax Treaty. Additionally, the Logistics Provider shall retain the tax residency certificate for the current or preceding year issued by the relevant tax authority of the Logistics Provider Registration Country or other legally valid documents for inspection by the Chinese tax authorities. If any of the following circumstances occur:

1.  The Logistics Provider fails to obtain a tax residency certificate for the current or preceding year issued by the relevant tax authority of the Logistics Provider Registration Country or other legally valid documents; or

2.  The Logistics Provider is required by the tax authorities in Cainiao’s registration location to provide a tax residency certificate from the Logistics Provider Registration Country or other legally valid documents but fails to provide such documents within the deadline set by the tax authorities and has not confirmed via email that it will bear the taxes arising from this Agreement that cannot be exempted under the Bilateral Tax Treaty, including but not limited to withholding tax, VAT, and surcharges; or

3.  The taxable item is a category not covered by the Bilateral Tax Treaty or, according to the Bilateral Tax Treaty, only partial exemption or preferential conditions apply to a specific tax type, and the Logistics Provider fails to confirm via email within the deadline set by Cainiao that it will bear the taxes arising from this Agreement not covered or not exempted/not benefiting from preferential conditions under the Bilateral Tax Treaty, including but not limited to withholding tax, VAT, and surcharges; or

4.  There is no Bilateral Tax Treaty between the Logistics Provider Registration Country and Mainland China, and the Logistics Provider fails to confirm via email within the deadline set by Cainiao that it will bear the relevant taxes payable in Mainland China arising from this Agreement, including but not limited to withholding tax, VAT, and surcharges,

Cainiao has the right to deduct the relevant taxes payable by the Logistics Provider in Mainland China, including but not limited to withholding tax, VAT, and surcharges, from the service fees due to the Logistics Provider under this Agreement. If the related service fees already paid did not deduct the relevant taxes payable in Mainland China, including but not limited to withholding tax, VAT, and surcharges, the Logistics Provider shall bear the obligation to pay such taxes.

8.  Unless otherwise agreed in writing by the Parties, logistics service fees shall be settled in Renminbi (CNY).

9.  The Parties agree that, from the date Party A notifies Party B in writing of the launch of Cainiao’s Price Management System, the Parties shall use the Cainiao Price Management System to add or change quotations (hereinafter referred to as “Supplementary Quotations”) as stipulated in Appendix 2 of this Agreement. Except for such Supplementary Quotations, the provisions of Appendix 2 of this Agreement shall remain applicable. Such Supplementary Quotations (if any) shall include the applicable route, fee items, service type, service name, service content, service standards, and corresponding price effective date and expiration date. Upon confirmation by Party A, the Supplementary Quotations (if any) shall serve as the confirmed settlement price for the relevant part between Party A and Party B, becoming effective from the effective date agreed in Party A’s Price Management System until the expiration date. The Parties further clarify that if Party B applies for price adjustments due to market fluctuations or other reasons, it must also initiate the process through Party A’s Price Management System by way of Supplementary Quotations, which shall only become effective upon Party A’s confirmation. For any content displayed in Cainiao’s Price Management System (including but not limited to prices), if any abnormality occurs due to system errors or other reasons, Party A’s reasonable determination shall prevail. To avoid doubt, if there is any inconsistency between the quotations in Appendix 2 of this Agreement and the quotations in the future Cainiao Price Management System, the quotations in the Cainiao Price Management System shall prevail.

2) Fee Reconciliation Method

1.  Party A shall send a reconciliation statement to Party B via system push on the         of each month. Party B shall complete the reconciliation review and confirm it in Party A’s system within 5 days of receipt. Failure to do so within the time limit shall be deemed as Party B’s acceptance of the invoice amount raised by Party A.

2.  If Party B has objections to the reconciliation statement within 60 calendar days from the date the statement is generated (the “Statement Objection Period”), Party B may initiate the statement complaint procedure. Any discrepancies confirmed by the Parties shall be adjusted within 10 working days after the complaint procedure is completed. If Party A overpaid, Party B shall return the overpaid amount to Party A after the complaint procedure is completed; if Party A underpaid, Party A shall adjust and pay the amount to Party B after the complaint procedure is completed. If Party B does not raise an objection within the Statement Objection Period, it shall be deemed that Party B accepts the statement amount and details, and Party B may not subsequently initiate a complaint regarding that statement, which Party A may refuse to accept.

3.  Given that Party A’s settlement data originates from the return transmission of Party B’s systems, Party A’s payment of service fees to Party B does not imply that Party A has no objections to the paid statement. If Party A raises an objection, Party B shall provide corresponding proof to cooperate with Party A in resolving the objection. Otherwise, Party B shall bear all losses caused to Party A thereby and authorize Party A to deduct the equivalent amount from the payments due to Party B.

(3) Proof of Delivery

Party A’s payment of international logistics service fees to Party B does not imply Party A’s confirmation that the goods have been signed for by the consignee. If the merchant raises an objection to Party A, Party B shall submit corresponding evidence to prove that the consignee has signed for the goods. Otherwise, Party B shall bear all compensation liabilities borne by Party A to the merchant.

(4) Suspension of Payment

During the settlement period, if Party A believes that Party B has experienced a material compensation event or a material breach of contract as stipulated in this Agreement, Party A has the right to suspend payment of the amounts due to Party B. If the amount payable by Party A to Party B is insufficient to cover Party A’s losses, Party A has the right to demand that Party B immediately pay the corresponding amount.

“Material Compensation Events” referred to in this clause include but are not limited to:

1. The estimated impact exceeds              orders or           of Party A’s daily orders sent to Party B for processing, whichever is lower;

2. Party B fails to fully resolve the event within          hours from the date of occurrence;

3. Other events that have caused or may cause significant negative impact on the brand of the e-commerce platform or merchant experience for Party A.

(5) Complaint Compensation

According to this Agreement and its appendices, if Party A determines that Party B shall bear corresponding compensation obligations, Party A shall provide a compensation statement to Party B during the nearest settlement cycle after negotiation and has the right to directly deduct Party B’s compensation amount from the payment for that settlement cycle based on Party A’s determined compensation result. If the payment for that settlement cycle is insufficient to cover the compensation amount to be deducted from Party B, Party A has the right to deduct it from payments in other settlement cycles until the deduction is successfully completed.

(6) KPI Assessment

1.  Party A has the right to provide a KPI report on a monthly basis according to the KPI assessment indicators stipulated in the appendices to this Agreement, along with the assessed amounts confirmed pursuant to this Agreement. If Party B disputes the KPI report, it must provide corresponding supporting documentation. If Party B fails to provide such supporting documentation, the reported data shall be based on the output from the Cainiao system. Party A shall pay or deduct the assessed amount in the most recent payable statement to Party B.

2.  Specific KPI assessment standards and mechanisms shall be as stipulated in the relevant appendices.

3.  To avoid doubt, considering that KPI assessment may be lagging due to system implementation or other reasons, the Parties agree that even if this Agreement has expired or been terminated early for any reason, Party A still has the right to assess Party B’s KPI based on the KPI assessment clauses stipulated in this Agreement and implement the assessment accordingly.

4.  Given that Party A may require Party B to self-report exception information for KPI assessment purposes, Party B hereby warrants the truthfulness and accuracy of all content reported for KPI assessment purposes. If Party A confirms Party B’s failure to comply with the foregoing warranty: for the first violation, Party B shall pay Party A              as liquidated damages; for the second violation, Party B shall pay Party A               as liquidated damages; for the third violation, Party B shall pay Party A              as liquidated damages, and so on, increasing incrementally. In addition to the liquidated damages, Party A has the right, after Party B’s first violation of the commitment, to reduce Party B’s business volume accordingly or even unilaterally terminate this Agreement immediately.

(7) Accounts Receivable Factoring

1.  Under this Agreement, if Party B intends to factor, assign to a third party, or create other priority claims over the receivables confirmed by both Parties and those to be generated in the future under the cooperation project, Party B shall send a written notice with its official seal to Party A     days in advance by email and physical delivery. If Party B fails to fulfill the above notification obligation, Party A has the right to hold Party B liable for breach of contract, including but not limited to demanding liquidated damages equivalent to the amount of the receivables, and indemnifying Party A against any losses, claims, penalties, litigation/arbitration costs, goodwill damage, etc., incurred or suffered by Party A due to claims by third parties. Party A’s address for receipt: No. 501 Fengxin Road, Yuhang Street, Yuhang District, Hangzhou City.

2.  During the cooperation, if Party A discovers that Party B has factored, assigned to a third party, or created other priority claims over the project receivables, Party A has the right to unilaterally terminate the cooperation early and deduct all performance bonds (if any) paid by Party B.

Article 6: Liability for Breach of Contract and Termination

1.  Any issues arising from logistics information provided by Party B (including but not limited to billing parameters, service status, value-added fees, etc.) that are untrue, inaccurate, incomplete, or untimely shall be resolved by Party B itself. If this causes any loss to Party A, Party B shall compensate for it. Concurrently, Party A has the right to demand liquidated damages from Party B (specifically, RMB        per order for TO C transaction orders;                per order for non-TO C transaction orders and value-added service orders) and has the right to deduct such amounts from payments due to Party B. If Party B intentionally provides false information to Party A, Party A has the right to terminate this Agreement and demand compensation from Party B.

2.  If either Party fails to promptly, fully, and properly perform any of its obligations under this Agreement, it shall compensate the non-breaching Party for all losses incurred thereby, including but not limited to compensation amounts, legal fees, etc. If Party B breaches the Agreement, it shall also compensate the merchant for all losses incurred thereby, including but not limited to compensation amounts, legal fees, etc.

3.  Either Party has the right to immediately and unilaterally terminate this Agreement by written notice under any of the following circumstances:

(1)  If Party B is unable to perform this Agreement as agreed due to breach of contract by a subcontractor, early termination of a subcontract, etc., Party B shall notify Cainiao promptly after such breach occurs, and Cainiao may decide whether to terminate the cooperation early. However, Party B shall still be liable for compensation under this Agreement for the breach;

(2)  Party B commits other material breaches of contract and fails to remedy them within a reasonable time period specified in Cainiao’s written notice;

(3)  Party B engages in other conduct detrimental to Cainiao or its users and fails to remedy it within the time limit specified in Cainiao’s notice;

(4)  Either Party enters into any voluntary bankruptcy, insolvency, receivership, liquidation, or debt restructuring proceedings or similar procedures;

(5)  Either Party enters into any involuntary bankruptcy, insolvency, receivership, liquidation, or debt restructuring proceedings or similar procedures, and fails to have such proceedings dismissed within 30 days after the applicant files the application with the court;

(6) Other circumstances stipulated in this Agreement.

4.  Cainiao may terminate this Agreement at any time by giving 30 calendar days’ prior written notice to Party B.

5. Post-Termination Matters:

(1)  Party B shall cooperate with Cainiao to complete the relevant handover procedures, including the handover of system data, completing the delivery of goods currently stored with Party B, and inventory count and handover in the warehouse. Party B shall provide Cainiao with data, information, and other materials related to Cainiao or the performance of this Agreement from Party B’s systems as requested by Cainiao and warrants that such materials will be completely deleted from Party B’s servers. If any information leakage is found, Cainiao reserves the right to pursue claims against Party B;

(2)  Party B agrees that Cainiao may close the system interfaces and cease providing orders and handover packages to Party B;

(3)  Unless otherwise agreed, upon termination or expiration of this Agreement (regardless of the reason), Party B shall continue to fulfill relevant obligations for any outstanding entrusted services, in accordance with this Agreement, commercial practices, and the principle of good faith. Party B shall continue to deliver and handle packages received prior to termination as required by this Agreement. In case of exceptions such as delays, loss, damage, or rejection, Cainiao has the right to claim compensation from Party B according to this Agreement.

6.  Prior to the expiration of this Agreement, Party B shall not unilaterally terminate this Agreement. However, if Party B is genuinely unable to continue providing services under this Agreement due to objective reasons, Party B shall inform Party A in writing of the termination date and obtain Party A’s prior written consent. The notice period shall be at least         months (calculated from the date of Party A’s written confirmation of receipt). If Party B fails to notify Party A in advance or the advance notice period is less than       months, Party B shall pay Party A liquidated damages of                  . If the said liquidated damages are insufficient to compensate for the losses suffered by Party A, Party B shall also compensate Party A for all losses incurred.

7.  If this Agreement is terminated early due to Party B’s reasons, Party B shall compensate Party A for all losses incurred thereby.

8.  After the termination of this Agreement, any outstanding fees payable to Party B shall be paid within        days after Party A has deducted liquidated damages and compensation amounts, completed reconciliation and liquidation, and received valid legal invoices.

Article 7: Insurance

1.  Party B shall, at its own expense, purchase Property All Risks Insurance for all goods stored in the warehouse and warehouse equipment. The Property All Risks Insurance must simultaneously meet the following requirements: the insured amount shall not be less than the peak value of the equipment and goods in the warehouse; if the total value of goods in the warehouse exceeds the insured amount stipulated in the insurance contract, Party B shall adjust the insured amount in a timely manner; the insurance coverage shall include but not be limited to natural disasters (lightning, hurricanes, typhoons, tornadoes, storms, rainstorms, floods, water damage, frost damage, hail, landslides, earthquakes, tsunamis, avalanches, volcanic eruptions, ground subsidence, and other irresistible natural phenomena of great destructive power), accidents (fire, explosion, falling flying objects, etc.), as well as malicious damage, theft, strikes, riots, civil commotion, and other accidents and force majeure events causing loss or damage to the goods; Party A must be included as a co-insured party.

2. The above insurance shall be arranged no later than       days after this Agreement becomes effective and the warehouse is officially put into use. Party B shall simultaneously submit valid proof of insurance to Party A for review and confirmation within the aforementioned period. If Party B fails to arrange insurance within the specified time or the insurance arranged by Party B does not meet Party A’s requirements, Party A has the right to terminate this Agreement.

Article 8: Miscellaneous

1.  This Agreement shall become effective upon execution by both Parties from April 1, 2025 to March 31, 2026. This Agreement may be extended only by a mutual written agreement. For the purposes of this Agreement, “seal affixing” in this clause also includes the electronic seal affixed by both Parties on this Agreement in compliance with the provisions of the Electronic Signature Law of the People’s Republic of China and other applicable laws and regulations. If both Parties sign electronically through the Cainiao system, the date of signing shall be the timestamp of the electronic seal affixing.

2. Effective Notices

1.  Effective notice under this Agreement may take the form of email, fax, DingTalk, courier, personal delivery, Cainiao system announcements or notifications, etc.

2.  The Parties shall send written notices to each other at the following addresses. If a Party changes its address, email, contact person, or other information, it shall notify the other Party via email within           calendar days from the date of change. Otherwise, the changing Party shall bear the relevant consequences.

Party A’s Address: Xiaoyouju, Building 4, Alibaba Xixi Campus, No. 969 Wenyi West Road, Yuhang District, Hangzhou City, Zhejiang Province

Attn:

Email:

DingTalk:

Party B’s Address: Unit B1, 5/F, Well Town Industrial Building, 13 Ko Fai Road, Yau Tong, Hong Kong

Attn:

Postal Code:

Email:

DingTalk:

3.  Notices shall be deemed delivered within the following timeframes: Email: on the date of successful sending; Registered mail or courier: on the date shown as signed for in the logistics details or the earlier of the        working day after dispatch; CAINIAO system platform announcements or in-system notifications:       day after the notice is issued.

3.  The provisions of this Agreement concerning confidentiality, intellectual property, applicable law, dispute resolution, etc., shall be subject to the Cainiao Supplier Standard Terms as set forth in the Appendix.

4.  This Agreement is executed in quadruplicate, with each Party holding two (2) copies. All copies shall have the same legal effect.

5.  This Agreement includes the main text, appendices, supplementary agreements, orders, and all types of rules that Party A has issued or may issue to partners concerning this cooperation project. All appendices and rules are an integral part of this Agreement and have the same legal effect as the main text. Party B undertakes to accept and comply with the provisions of all relevant rules. Party A has the right to formulate and amend various rules as necessary. Such rules shall become effective on the date they are formally notified to Party B by Party A via email or published on Party A’s designated website. In case of inconsistency between SOPs and other process documents separately confirmed and executed by both Parties and the provisions of this Agreement, the provisions of the document formulated (or signed) later shall prevail.

6.  Party A shall strictly adhere to the cooperation principles of voluntariness, equality, fairness, and good faith, and fully respect the autonomous management rights of the cooperating party. If Party B discovers any improper conduct by Party A’s employees that violates the above cooperation principles, Party B may report the issue to Party A’s supervisory email address:                              . Party A will investigate and handle the matter following the principles of confidentiality and objectivity.

Article 9: Appendices to this Agreement:

●	Appendix 1: Specific Service Items and Service Standards for Overseas Central Warehouse B2B

●	Appendix 2: Service Item Quotation Sheet - Overseas Central Warehouse

●	Appendix 3: Overseas Central Warehouse Inventory Count Standard Operating Procedure (SOP)

●	Appendix 4: Central Warehouse Operations Manual SOP

●	Appendix 5: Cainiao Supplier Standard Terms

●	Appendix 6: Anti-Bribery and Anti-Corruption Compliance Agreement

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Party A (Seal)

Date:

Party B (Seal)

Date: